U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                        SEC File Number:  None
                                                        CUSIP Number 25532B 109

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

For Period Ended: October 31, 2015
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above,
identify    the    Item(s)   to   which   the    notification    relates:    N/A
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Part I - Registrant Information
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Full Name of Registrant:  Diversified Resources, Inc.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

1789 W. Littleton Blvd.

City, State and Zip Code

Littleton, CO 80120

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Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c) The  accountant's  statement  or  other  exhibit  required  by Rule
12b-25(c) has been attached if applicable. ---------------------------------

Part III - Narrative
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     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements in sufficient time so as to allow the filing of the report by January 29, 2016.

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Part IV - Other Information
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     (1) Name and telephone number of person to contact in regard to this notification

           William T. Hart            (303)                839-0061
         ------------------        -----------        -------------------
               (Name)              (Area Code)        (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                  [X] Yes  [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?        [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           DIVERSIFIED RESOURCES, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                    DIVERSIFIED RESOURCES, INC.


Date: January 29, 2016.             By /s/ Paul Laird
                                       -------------------------------
                                       Paul Laird,
                                       President and Chief Executive Officer



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).